RETENTION AND SEVERANCE PLAN
(as of July 21, 2009)

This document sets forth all applicable terms of the Retention and Severance Plan (this “Plan”) of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), effective as of the date set forth above and until further amended or terminated by the Company’s Board of Directors or a properly authorized committee thereof (collectively, the “Board”) in accordance with the terms hereof. Certain capitalized terms used in this Plan are defined in Section 10 below.

1. Applicability. This Plan shall be applicable to each individual listed on Exhibit A (each, an “Employee”), which may be amended by the Company from time to time in accordance with Section 11(a) of this Plan. The Company’s obligations under this Plan are in consideration for release of the Employees’ rights under the Existing Agreements (as defined below), the cancellation and termination of the January 2009 RSUs (as defined below) and further as an incentive and inducement for the Employee’s continued employment in the future.

2. At-Will Employment. Each Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

3. Severance Benefits. If an Employee’s employment with the Company terminates at any time as a result of an Involuntary Termination, and the Employee delivers (and does not revoke) the Release (as defined in Section 8 below), then the Employee shall be entitled to the following severance benefits:

(a) An amount payable by the Company to the Employee equal to twelve (12) months (the “Benefit Period”) of the Employee’s then-current base salary, less applicable withholdings, which amount shall be payable in a lump-sum on the date determined pursuant to Section 8.

(b) An amount payable by the Company to the Employee equal to the estimated cost of continuing Employee’s health care coverage and the coverage of Employee’s dependents who are covered at the time of the Involuntary Termination under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period equal to the Benefit Period, which amount shall be payable in a lump-sum on the date determined pursuant to Section 8.

4. Accrued Obligation. Although the Company’s obligations under this Plan are created and are outstanding as of the effective date of this Plan, these obligations with respect to a particular Employee will not mature, and will remain contingent, until such Employee has experienced an Involuntary Termination and also delivered (and not revoked) a release of claims as required under Section 8.

5. Other Terminations. If the Employee experiences a separation from service (within the meaning of Code Section 409A) for any reason other than as a result of an Involuntary Termination then the Employee shall not be entitled to the benefits of Section 3 of this Plan.

6. Accrued Wages and Vacation, Expenses. Without regard to the reason for, or the timing of, the Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to and including the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law (including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

7. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, license, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including, if warranted under the circumstances, a subsidiary or parent of such successor) shall assume the Company’s obligations under this Plan and agree expressly to perform the Company’s obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor (or, if warranted, a subsidiary or parent of such successor) to the Company’s business and/or assets which is required to assume the Company’s obligations as described in this section or which becomes bound by the terms of this Plan by operation of law.

8. Execution of Release Agreement upon Termination. As a condition of receiving the benefits under Section 3 of this Plan, the Employee shall execute and not revoke a general release of claims, which will also confirm any post-termination obligations and/or restrictions applicable to the Employee (the “Release”), such that the Release becomes effective no later than 60 days following the Termination Date (the “Release Deadline”). The benefits under Section 3 shall be paid on the date the Release is effective; provided, however, that, in the event the Employee’s separation occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which Employee’s separation occurs, any severance that would be considered deferred compensation (as defined in Section 409A of the Code) will be paid within fifteen (15) days following the Release Deadline.

9. Notices.

(a) General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after having been mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination of employment by the Company with or without Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9(b) and the second paragraph of Section 10(b). Any such notice provided by the Company under circumstances constituting a for-Cause termination, or by the Employee under circumstances constituting such an Involuntary Termination, shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date. The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a for-Cause termination or an Involuntary Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

10. Definition of Terms. The following terms referred to in this Plan shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee; (ii) Employee’s conviction of a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by the Employee that constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties.

(b) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a Board action or external events causing or immediately portending a material reduction or alteration of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction or alteration, or the removal of the Employee from such position, duties or responsibilities; provided, however, that an “Involuntary Termination” under this clause (b)(i) shall not be deemed to occur (A) with respect to Brian M. Culley, if Mr. Culley remains the head of and most senior individual within the Company’s (or its successor’s, as contemplated under Section 7) business development function and (B) with respect to Patrick L. Keran, if Mr. Keran remains the head of and most senior individual within the Company’s (or its successor’s, as contemplated under Section 7) legal function; (ii) without the Employee’s express written consent, a material reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iii) without the Employee’s express written consent, the relocation of the Employee’s principal place of employment with the Company by more than fifty (50) miles; (iv) any termination of the Employee by the Company without Cause; or (v) a material breach of this Plan, including, but not limited to the failure of the Company to obtain the assumption of this Plan by any successors as contemplated in Section 7.

Except in the case of a termination of the Employee by the Company without Cause, an “Involuntary Termination” under this Section 10(b) shall not be deemed to occur until the Company has received written notice from the Employee of the occurrence of an Involuntary Termination and had thirty (30) days after the Company’s receipt of such notice to cure or remedy such Involuntary Termination (the “Remedy Period”). In order to be effective, a resignation for Involuntary Termination must occur within ten (10) business days after the end of the Remedy Period in which the Company failed to cure or remedy the Involuntary Termination and Employee must have provided the foregoing written notice of the occurrence of an Involuntary Termination event to the Company within ninety (90) days of Employee’s awareness of the initial existence of the applicable Involuntary Termination event. The items referenced above constitute the exclusive list of the reasons that shall be considered “Involuntary Termination” for the termination of Employee’s employment by the Employee as an Involuntary Termination.

(c) Termination Date. “Termination Date” shall mean the effective date of any “Separation from Service” within the meaning of Section 409A of the Code.

11. Miscellaneous Provisions.

(a) Amendment or Termination. The Board may in its sole discretion amend or terminate this Plan at any time and in any manner; provided, however, that the Board may not terminate or amend this Plan in a way that is materially adverse to an Employee without the written consent of such Employee; provided further that notwithstanding anything to the contrary contained in this paragraph or in this Plan, it is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code, as amended, and accordingly, the parties agree that this Plan and the Employees’ rights under it shall be amended to conform to their intent as set forth in this proviso.

(b) Effect of Statutory Benefits. To the extent that any severance benefits are required to be paid to the Employee upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 3 shall be reduced by such amount.

(c) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(d) Waiver. No provision of this Plan may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the affected Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Termination of Prior Retention Agreements; Integration. This Plan supersedes and terminates that certain Retention and Incentive Agreement, dated January 28, 2009, with each of the Employees (the “Existing Agreements”), and the Existing Agreements shall be of no further force or effect. In addition, those certain awards of Resricted Stock Units granted to each of the Employees on or about January 30, 2009, in each case as contemplated by the Existing Agreements (the “January 2009 RSUs”), are hereby terminated and shall be of no further force or effect. Without limiting the foregoing, this Plan supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Plan; provided that, for clarification purposes, this Plan shall not affect any agreements between the Company and each Employee regarding intellectual property matters, non-solicitation restrictions or confidential information of the Company. In addition, except as set forth above and in Exhibit B, nothing in this Plan shall be construed as impacting any equity award granted to an Employee.

(f) Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Employment Taxes. Employee is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Employee’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(i) Section 409A of the Code.

(i) This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on an employee of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this Plan would cause employees to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board may, without the consent of any employee amend this Plan as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Plan complies with Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to an employee under this Plan. The Company shall not be liable to any employee for any payment made under this Plan that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A of the Code.

(ii) “Termination of employment,” “resignation,” or words of similar import, as used in this Plan means, for purposes of any payments under this Plan that are payments of deferred compensation subject to Section 409A of the Code, the employee’s “separation from service” as defined in Section 409A of the Code.

(iii) If upon an Employee’s “separation from service” (within the meaning of Code Section 409A) with the Company, such Employee is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A which is payable as a result of and within six (6) months following such separation from service until the earlier of: (a) the first business day of the seventh month following such Employee’s separation from service, or (b) ten (10) days after the Company receives written notification of such Employee’s death. All such delayed payments shall be made without accrual of interest.

(j) Limitation on Payments. The terms and provisions of Exhibit B, attached hereto, are incorporated herein as if fully set forth herein.

(k) Arbitration. The terms and provisions of Exhibit C, attached hereto, are incorporated herein as if fully set forth herein.

Exhibit A

EMPLOYEES

Brian M. Culley

Patrick L. Keran

Exhibit B

LIMITATION ON PAYMENTS

In the event it shall be determined that any compensation by or benefit from the Company to the Employee or for the Employee’s benefit, whether pursuant to the terms of this Plan or otherwise (collectively, the “Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Plan shall be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Exhibit B shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Exhibit B, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Exhibit B. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Exhibit B.

In the event that Payments must be reduced, then the Payments will be reduced in accordance with the following order of priority: (a) first, Full Credit Payments (as defined below) will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first Payment to be reduced until such Payment is reduced to zero, and then the Payment owed on the next latest date following occurrence of the event triggering the Excise Tax will be the second Payment to be reduced until such payment is equal to zero, and so forth, until all such Full Credit Payments have been reduced to zero, and (b) second, Partial Credit Payments (as defined below) will be reduced in a manner such as to obtain the best economic benefit for the employee so that after giving effect to such reduction, the employee retains the greatest economic value of such Partial Credit Payments. “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment by one dollar. “Partial Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment by an amount that is less than one dollar. For clarification purposes only, a “Partial Credit Payment” would include a stock option as to which vesting is accelerated upon an event that triggers the Excise Tax, where the in the money value of the option exceeds the value of the option acceleration that is added to the parachute payment.

Exhibit C

ARBITRATION

Any dispute or controversy arising out of, relating to, or in connection with this Plan, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in the County of San Diego, State of California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee and the Company consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Plan or relating to any arbitration in which the parties are participants.

Nothing in this Exhibit C modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

SUBMISSION OF ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS PLAN, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq; and

ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

ADVENTRX PHARMACEUTICALS, INC.

RETENTION AND SEVERANCE PLAN

ACKNOWLEDGMENT AND AGREEMENT TO PARTICIPATE

1. I have received a copy of the ADVENTRX Pharmaceuticals, Inc. Retention and Severance Plan (as of July 21, 2009) (the “Plan”).

2. I have reviewed the Plan and have had a chance to consult a lawyer to assist me in such review. Having either consulted a lawyer for such purpose or voluntarily chosen not to do so, I acknowledge that I understand the benefits, terms and conditions that the Plan conveys and imposes.

3. I acknowledge and agree that the Plan supersedes and terminates that certain Retention and Incentive Agreement, dated January 28, 2009, between the Company and me (the “Existing Agreement”), and that the Existing Agreement shall be of no further force or effect. In addition, I acknowledge and agree that the Resricted Stock Units granted to me on or about January 30, 2009, as contemplated by the Existing Agreement, are hereby terminated and shall be of no further force or effect.

4. By my signature below I accept the benefits conveyed by the Plan and agree to all conditions of the Plan, including without limitation and to the extent applicable, my agreement to certain post-termination obligations and/or restrictions that may be applicable to me. In addition, I expressly waive any and all benefits to which I might otherwise have been entitled in connection with an Involuntary Termination (as defined in the Plan) except as expressly set forth in the Plan or as otherwise required to be provided to me under applicable law.

(Signature)

Participant:

(Print Name)

Date: